EXHIBIT 4.1
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(JMB/Manhattan)




               NOTE EXTENSION AND MODIFICATION AGREEMENT
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     THIS AGREEMENT, is made as of the 30th day of June, 1999, by and between JMB/Manhattan Associates, Ltd. ("Payor") and JMB Realty Corporation ("Payee").



                         W I T N E S S E T H :

     WHEREAS, Payee is the holder of a certain Promissory Note, dated October 7, 1996 (the "Note") made by Payor in favor of Payee, in the original principal amount of $2,000,000.00 (or such lesser amount as further set forth in the Note); and,

     WHEREAS, the Note matured on June 30, 1999; and,

     WHEREAS, Payor and Payee desire to extend the Note and modify it as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency thereof is mutually acknowledged, Payor and Payee hereby agree as follows:

     1. The maturity date for all loans from time to time outstanding under the Note is hereby extended from June 30, 1999 to June 30, 2001.

     2.   As amended hereby, Payor and Payee hereby ratify and confirm the
Note in each and every respect, as if fully set forth herein.

     3. This Agreement may be executed in counterparts each of which when taken together shall constitute a single original agreement.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above set forth.



PAYOR:                                       PAYEE:
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JMB/MANHATTAN ASSOCIATES, LTD.               JMB REALTY CORPORATION

By:  JMB/MANHATTAN INVESTORS, INC.           By:
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     Its:
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